                                                                    EXHIBIT 99.2


PRESS RELEASE                                         Contact:    Bill Foust
                                                                  770-569-4203


                                                                  Paul Roberts
                                                                  770-569-4277


 SCHWEITZER-MAUDUIT COMPLETES ACQUISITION OF FRENCH SPECIALTY PAPER MANUFACTURER


Alpharetta, GA, February 11, 1998. Schweitzer-Mauduit International, Inc. (NYSE:SWM) today announced it has acquired a controlling interest in Ingefico, S.A. and its pulp and specialty paper manufacturing subsidiaries, Groupe SAPAM and Papeteries de la Moulasse, located in St. Girons in the southwestern part of France.

Schweitzer-Mauduit paid 37.2 million French francs, approximately US$6.1 million for ownership of 97.1 percent of Ingefico's pulp and paper operations. The acquisition was funded through a combination of existing cash and loans with Schweitzer-Mauduit's current banking group. Total net debt of 35.5 million French francs, approximately US$5.8 million, was also retained by the acquired companies.

With 1997 sales of approximately $35 million, the St. Girons facility has been a supplier of tobacco-related papers since approximately 1900 and is one of the oldest specialty paper mills in Europe. It markets its products under the "Job Cigarette Paper" brand, which Schweitzer-Mauduit plans to retain.

The facility includes a pulp mill for producing principally flax pulp, three fine paper machines and associated converting equipment. The mill has annual production capacities of approximately 14,000 metric tons of paper and approximately 6,000 metric tons of pulp, most of which is used internally. It principally produces fine paper for the tobacco industry and also manufactures market pulp and other specialty papers. The mill employs approximately 250 people.

The St. Girons mill is Schweitzer-Mauduit's fourth production location in France. It will provide capacity needed to support anticipated growth in Schweitzer-Mauduit's sales of tobacco-related papers. The acquisition is not expected to have a material impact on Schweitzer-Mauduit's 1998 net income.

Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers and the world's largest supplier of fine papers to the tobacco industry. It also manufactures specialty papers for use in alkaline batteries, vacuum cleaner bags, business forms, and printing and packaging applications. Schweitzer-Mauduit and its subsidiaries conduct business in over 80 countries and employ approximately 3,550 people worldwide, with operations in the United States, France, Brazil and Canada.


                                      ###